[ELITE PHARMACEUTICALS INC. LOGO]

                    ELITE PHARMACEUTICALS ANNOUNCES AGREEMENT
               FOR THE DEVELOPMENT OF A CONTROLLED RELEASE PRODUCT

NORTHVALE, N.J., June 28 -- Elite Pharmaceuticals, Inc. (Amex: ELI) announced that it has entered into a product development and license agreement with Pliva, Inc. (East Hanover, NJ), a subsidiary of PLIVA d.d., a specialty generics pharmaceutical company, for a generic, controlled release drug product formulated by Elite. The product is an anti-infective with a U.S generic market size of approximately $90 million in 2004 and which had an approximate 10% growth in dose units sold in 2004. A pilot bioequivalence study has been completed and scale up will begin shortly. Elite will manufacture the product and Pliva will market and sell the product. The development costs will be paid by Pliva and Elite and the profits will be shared equally.

Bernard Berk, Chairman and CEO of Elite, said, "We are very pleased to have this relationship with Pliva Inc., a well known and highly regarded company in the generic drug industry. This controlled release product represents another step in building our pipeline at Elite and is Elite's third product development agreement this year."

ABOUT ELITE PHARMACEUTICALS

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of six drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

ABOUT PLIVA

With over 80 years of experience in the pharmaceuticals arena, PLIVA is now a global pharmaceutical company focused on the development, production and distribution of generics and specialty pharmaceutical products with operations in the US, CEE and Western Europe. Since its listing on the London Stock Exchange in 1996, PLIVA has established a fully internationalized business, with the majority of revenues now realized on Western markets.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite or Pliva, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Elite's filings with the Securities and

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Exchange Commission such as the 10K, 10Q and 8K reports. The companies undertake no obligation to update any forward-looking statements.

SOURCE ELITE PHARMACEUTICALS
WEB SITE: http://www.elitepharma.com